Exhibit 8.1

	Duane Morris	FIRM and AFFILIATE OFFICES
NEW YORK LONDON CHICAGO HOUSTON PHILADELPHIA SAN FRANCISCO SAN DIEGO BOSTON WASHINGTON, DC ATLANTA MIAMI NEWARK PITTSBURGH DETROIT ALLENTOWN WILMINGTON
	Exhibit 8.1	HARRISBURG PRINCETON PALM BEACH WESTCHESTER

February 1, 2006
F.N.B. Corporation
First National Bank of Pennsylvania
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148

Re:	Agreement and Plan of Merger pursuant to which The Legacy Bank (“Legacy”) will merge with and into First National Bank of Pennsylvania (“FNB Bank”)
Ladies and Gentlemen:
     We have acted as counsel to F.N.B. Corporation, a Florida corporation (“FNB”), in connection with the proposed merger (the “Merger”) of Legacy, a Pennsylvania banking institution, with and into FNB Bank, pursuant to the terms of and as described in that certain Agreement and Plan of Merger dated as of December 21, 2005 (the “Merger Agreement”) among FNB, FNB Bank and Legacy. At your request, and as contemplated by the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Merger Agreement.
     For the purpose of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, the Form S-4 Registration Statement, which we understand has been filed with the Securities and Exchange Commission (the “SEC”) in connection with the transactions described herein (the “Form S-4”), and upon certain statements and representations made to us in certificates by officers of FNB, FNB Bank and Legacy (the “Representation Letters”), in each case without independent verification thereof. With the consent of FNB and FNB Bank, we have relied on

Duane Morris llp

30 South 17th Street PHILADELPHIA, PA 19103-4196	PHONE: 215.979.1000 FAX: 215.979.1020

F.N.B. Corporation
First National Bank of Pennsylvania

February 1, 2006
the accuracy and completeness of the statements and representations contained in the Representation Letters, the Merger Agreement and the Form S-4 and have assumed that each will be complete and accurate as of the Effective Time. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters.
     For purposes of this opinion, we have assumed that the Merger will be consummated according to the Merger Agreement.
     Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code the Merger will constitute a reorganization under Code Section 368(a), and FNB and FNB Bank will be parties to the reorganization within the meaning of Code Section 368(b). In addition, although the discussion set forth in the Form S-4 under the heading “Material Federal Income Tax Consequences of the Merger” does not purport to discuss all possible United States federal income tax consequences applicable to the Legacy shareholders as a result of the transactions provided for in the Merger Agreement, such discussion constitutes our opinion concerning the material federal income tax consequences applicable to the Legacy shareholders as a result of the transactions provided for in the Merger Agreement.
     The opinion expressed herein is based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency would concur in such statement.
     Except as set forth above, we express no opinion with respect to the tax consequences of the Merger, including without limitation the state, local or foreign tax consequences of any aspect of the Merger.
     The opinion set forth herein is addressed only to, and may be relied upon only by, FNB and its shareholders, and only in connection with the transactions described in the Form S-4, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with our prior written consent.

F.N.B. Corporation
First National Bank of Pennsylvania

February 1, 2006
     We expressly consent to the filing of this opinion as an exhibit to the Registration Statement filed by FNB with the SEC in connection with the Merger, and to the reference to this opinion in the proxy statement/prospectus contained in such Registration Statement.

Very truly yours,

DUANE MORRIS LLP